                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Merrill Lynch & Co., Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                 LOGO
                                 Merrill Lynch


                              [ART APPEARS HERE]



                             1998 PROXY STATEMENT

                             --------------------

                             Notice of the Annual
                            Meeting of Stockholders
                           to be held April 14, 1998

                           Merrill Lynch & Co., Inc.
                        Conference and Training Center
                            Plainsboro, New Jersey

                            GRAPHICS APPENDIX LIST

PAGE WHERE
GRAPHIC
APPEARS                     DESCRIPTION OF GRAPHIC OR CROSS REFERENCE
--------------------------------------------------------------------------------
Cover                      Sphere with Merrill Lynch Bull Logo in gold
                                superimposed within such sphere.
--------------------------------------------------------------------------------

LOGO
Merrill Lynch
-------------------------------------------------------------------------------

                                                                  March 5, 1998

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 A.M., local time, on Tuesday, April 14, 1998, at the Merrill Lynch Conference and Training Center, Plainsboro, New Jersey.

Information regarding the business of the meeting is set forth in the Notice of Annual Meeting and Proxy Statement that follows this letter. There will be an opportunity for stockholders to ask questions about our business and to comment on any aspect of company affairs properly brought before the meeting.

We cannot stress strongly enough that your vote is important, regardless of the number of shares you own. After you have read the Notice of Annual Meeting and Proxy Statement, and even if you plan to attend the meeting, please complete and return promptly the enclosed form of proxy to ensure that your shares will be represented. A return envelope is enclosed for your convenience.

Since mail delays may occur, it is important that the proxy be returned well in advance of the meeting. You may revoke your proxy at any time before it is exercised. Accordingly, you should sign and return your proxy even if you think you may decide to attend the meeting and vote your shares in person. Merrill Lynch will admit to the meeting stockholders of record, persons holding proof of beneficial ownership or who have been granted proxies, and any other persons that Merrill Lynch, in its sole discretion, may elect to admit.

We look forward to receiving your vote and seeing you at the meeting. If you need directions to the meeting, or have a disability that may require special assistance, please contact our Corporate Secretary, Gregory T. Russo, at 100 Church Street, 12th Floor, New York, NY 10080-6512.

Sincerely,


/s/ David H. Komansky                     /s/ Herbert M. Allison, Jr.

DAVID H. KOMANSKY                         HERBERT M. ALLISON, JR.
Chairman of the Board and                 President and Chief Operating
 Chief Executive Officer                  Officer

LOGO
Merill Lynch
-------------------------------------------------------------------------------

                                          NOTICE OF ANNUAL MEETING OF
                                          STOCKHOLDERS TO BE HELD APRIL 14,
                                          1998

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MERRILL LYNCH & CO., INC. ("Merrill Lynch"), a Delaware corporation, will be held on Tuesday, April 14, 1998, at 10:00 A.M., local time, at the Merrill Lynch Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey, for the following purposes:

  (1) To elect five directors to the Board of Directors to hold office for a term of three years;

  (2) To consider a proposed amendment to Merrill Lynch's Certificate of Incorporation to increase the authorized number of shares of Common Stock, par value $1.33 1/3 per share, from 500,000,000 to 1,000,000,000;

  (3) To consider a stockholder proposal; and

  (4) To transact such other business as properly may come before the Annual Meeting and any adjournment thereof.

Only holders of Common Stock of record on the books of Merrill Lynch at the close of business on February 24, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available from April 3, 1998 until prior to the meeting, as required by law, at the offices of Merrill Lynch Asset Management L.P. located at 800 Scudders Mill Road, Plainsboro, New Jersey. This list will also be available at the Annual Meeting. The stock transfer books of Merrill Lynch will not be closed.

Public notice of the date of the Annual Meeting was previously included in Merrill Lynch's Quarterly Report on Form 10-Q for the quarter ended September 26, 1997 filed with the Securities and Exchange Commission (the "SEC") on November 7, 1997, and in Merrill Lynch's Report to Shareholders for the first half of 1997 mailed to shareholders on August 26, 1997.

                                    By Order of the Board of Directors

                                             GREGORY T. RUSSO
                                                Secretary

New York, New York
March 5, 1998

STOCKHOLDERS ARE URGED TO VOTE, SIGN, AND DATE THE ENCLOSED FORM OF PROXY AND TO RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

The Proxy Statement for the Annual Meeting follows this page. Except for those who have previously received copies, included with this Proxy Statement and Notice is Merrill Lynch's 1997 Annual Report containing financial and other information which has also been filed with the SEC. Also enclosed is Merrill Lynch's 1997 Annual Review, which is not considered proxy soliciting material.

LOGO
Merrill Lynch

-------------------------------------------------------------------------------

PROXY STATEMENT
                                     ANNUAL MEETING OF STOCKHOLDERS
                                     APRIL 14, 1998

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Merrill Lynch & Co., Inc., a Delaware corporation ("Merrill Lynch"), of proxies from those holders of Merrill Lynch Common Stock, par value $1.33 1/3 per share (the "Common Stock"), eligible to vote at the forthcoming Annual Meeting of Stockholders, and at any adjournment thereof, on the matters set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, April 14, 1998, at 10:00 A.M., local time, at the Merrill Lynch Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey.

                               BENEFICIAL OWNERS

The Board of Directors has fixed the close of business on February 24, 1998 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. On that date, there were 342,397,704 shares of Common Stock outstanding (excluding treasury shares). Holders of Common Stock are entitled to one vote per share. Holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, constitute a quorum. To the knowledge of Merrill Lynch, except as provided below, no person is the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                          BENEFICIAL OWNERSHIP TABLE

                                                                 AMOUNT AND NATURE
                       NAME AND ADDRESS                            OF BENEFICIAL     PERCENT
                     OF BENEFICIAL OWNER                             OWNERSHIP     OF CLASS(1)
                     -------------------                         ----------------- -----------

STATE STREET BANK AND TRUST COMPANY, TRUSTEE
 ("STATE STREET")
 225 Franklin Street
 Boston, Massachusetts 02110
  Merrill Lynch & Co., Inc. Employee Stock
   Ownership Plan (the "ESOP")..................................   31,132,868(2)       9.1%
  Other Merrill Lynch employee benefit plans....................   18,180,339(3)       5.3%
  Other.........................................................    4,331,152(4)       1.3%

AXA-UAP AND RELATED PARTIES, INCLUDING THE EQUITABLE
 COMPANIES INCORPORATED
  787 Seventh Avenue
  New York, New York 10019......................................   18,751,149(5)       5.5%

Footnotes to Beneficial Ownership Table

(1) Percentages are calculated based on the Common Stock outstanding as of February 24, 1998.
(2) Information concerning the amount and nature of the beneficial ownership of the Common Stock is as of February 24, 1998. As of that date, 28,811,009 shares of Common Stock held by the ESOP were allocated to participants (representing 8.4% of the outstanding shares of Common Stock), and 2,321,859 shares of Common Stock held by the ESOP were unallocated (representing .7% of the outstanding shares of Common Stock). Participants have the right to direct the voting of allocated shares by State Street as a co-trustee of the ESOP. Subject to the provisions of the ESOP trust agreement, State Street is obligated to vote unallocated shares and allocated shares for which it has not received directions in the same proportion that allocated shares for which it has received directions are voted. The trust agreement also contains provisions regarding the allocation, vesting, and disposition of shares.
(3) Information concerning the amount and nature of the beneficial ownership of the Common Stock is as of February 24, 1998. Participants have the right to direct the voting of shares of Common Stock by State Street as a co-trustee of these plans. Subject to the provisions of the trust agreements relating to these employee benefit plans, State Street is obligated to vote shares for which it has not received directions in the same proportion that allocated shares for which it has received directions are voted. The trust agreements also contain provisions regarding the disposition of shares.
(4) Information concerning the amount and nature of the beneficial ownership of the Common Stock is as of December 31, 1997 and was supplied by means of a Schedule 13G Information Statement by State Street. As trustee or discretionary advisor for various personal trust accounts and various collective investment funds for employee benefit plans and other index accounts not affiliated with Merrill Lynch, State Street has sole voting power over 3,938,952 of such shares, sole dispositive power over 4,326,282 of such shares, shared voting power over 1,900 of such shares, and shared dispositive power over 4,780 of such shares.
(5) Information concerning the amount and nature of the beneficial ownership of the Common Stock is as of December 31, 1997 and was supplied by means of a Schedule 13G Information Statement by AXA-UAP and certain related parties thereto, including The Equitable Companies Incorporated ("Equitable Companies"). The parent holding companies of the Equitable Companies are (i) AXA-UAP, a French insurance holding company that owns a majority interest in the Equitable Companies and that also owns other AXA-UAP entities owning the Common Stock and (ii) a group of four French mutual insurance companies (the "Mutuelles AXA Group") that own a majority interest in AXA-UAP. Each of AXA-UAP and the Mutuelles AXA Group may be deemed to have sole dispositive power over 18,750,942 of the shares of Common Stock, sole voting power over 11,556,131 of such shares, shared voting power over 1,886,100 of such shares, and shared dispositive power over 207 shares. The Schedule 13G indicates that 18,733,639 shares of Common Stock are beneficially owned by the Equitable Companies through its subsidiaries as follows: (i) 17,285,862 shares acquired solely for investment purposes on behalf of client discretionary investment advisory accounts by Alliance Capital Management L.P., which has sole dispositive power over all of such shares, sole voting power over 10,117,011 of such shares, and shared voting power over 1,866,300 of such shares; (ii) 1,437,800 shares held for investment purposes by The Equitable Life Assurance Society of the United States, which has sole dispositive power over all of such shares, sole voting power over 1,419,400 of such shares, and shared voting power over 18,400 of such shares; (iii) 2,417 shares held for investment purposes by Donaldson, Lufkin & Jenrette Securities Corporation, which has sole dispositive and voting power over 2,210 shares and shared dispositive power over 207 shares; (iv) 7,560 shares acquired solely for investment purposes on behalf of client discretionary investment advisory accounts by Wood, Struthers & Winthrop Management Corp., which has sole dispositive power over all such shares and shared voting power over 1,400 of such shares. The Schedule 13G notes that each of the above subsidiaries of the Equitable Companies operates under independent management and makes independent decisions.

          VOTING REQUIREMENTS AND OTHER INFORMATION ABOUT THE MEETING

The vote required for the election of directors is a plurality of the votes of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote. The affirmative vote of a majority of the outstanding shares of Common Stock is required for the adoption of the proposed amendment to Merrill Lynch's Certificate of Incorporation to increase the authorized number of shares of Common Stock as described herein (the "Proposed Amendment"). The vote required for the approval of a stockholder proposal as described herein (the "Stockholder Proposal") and all other matters is the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote.

All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified. Where no specification is made with respect to any item submitted to a vote, such shares will be voted FOR the election as directors of Merrill Lynch of the five persons named under the caption Election of Directors-- Nominees for Election to the Board of Directors, FOR the Proposed Amendment to Merrill Lynch's Certificate of Incorporation and AGAINST the Stockholder Proposal. Since the proxy confers discretionary authority to vote upon other matters that properly may come before the meeting, shares represented by signed proxies returned to Merrill Lynch will be voted in accordance with the judgment of the person or persons voting the proxies on any other matters that properly may be brought before the meeting. Merrill Lynch's by-laws require prior notification of a stockholder's intent to submit any business to the meeting. The deadline for such notification has passed and no such notification has been received.

With regard to the election of directors, votes may be cast in favor of the specific candidates or withheld; votes that are withheld will have no effect on the outcome of the election. With regard to other types of matters requiring stockholder action, votes may be cast in favor or against, or a stockholder may abstain. Abstentions will be counted as shares that are represented at the meeting and entitled to vote. Abstentions on the Proposed Amendment of Merrill Lynch's Certificate of Incorporation will have the effect of a negative vote. Abstentions on the Stockholder Proposal will have the effect of a negative vote.

Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items in the event that they have not received instructions from beneficial owners. Brokers other than Merrill Lynch's subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), that do not receive instructions are entitled to vote on the election of directors and the Proposed Amendment of Merrill Lynch's Certificate of Incorporation. Under NYSE policy, if MLPF&S does not receive instructions as to these matters, it is entitled to vote shares held by it on behalf of customers only in the same proportion that the shares voted by all other record holders are voted. With respect to the Stockholder Proposal, neither MLPF&S nor any other broker may vote shares held for customers without specific instructions from such customers. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the vote on the election of directors or the Stockholder Proposal. In the case of the Proposed Amendment of Merrill Lynch's Certificate of Incorporation, a broker non-vote will have the effect of a negative vote.

The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised at the meeting by giving proper written notice to Darryl W. Colletti, Assistant Secretary of Merrill Lynch, at 100 Church Street, 12th Floor, New York, NY 10080-6512, or by filing another proxy.

It is the policy of Merrill Lynch that all proxies, ballots, and voting materials that identify the votes of specific stockholders be kept confidential and not be disclosed to Merrill Lynch, its affiliates, directors, officers, or employees, subject to limited exceptions, including (i) disclosure to vote tabulators and inspectors of election, (ii) disclosure required by law, (iii) where a stockholder expressly requests disclosure, (iv) in the context of a bona fide dispute as to the authenticity of the proxy, ballot or vote, and (v) disclosure of aggregate vote totals at or in connection with the relevant meeting of stockholders. This policy does not apply in the event of a contested election for directors, the attempted removal of directors, any solicitation of proxies in connection with a merger or business combination, or a solicitation of proxies by anyone other than the Board of Directors. The policy is not intended to prohibit stockholders from voluntarily disclosing their votes to Merrill Lynch or the Board of Directors or to impair the free and voluntary communication between Merrill Lynch and its stockholders.

The expenses involved in the preparation of proxy materials and the solicitation on behalf of the Board of Directors of proxies for the Annual Meeting will be borne by Merrill Lynch. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of Merrill Lynch or of its subsidiaries in person or by telephone or other means of communication, for which no additional compensation will be paid, and will be made by Georgeson & Co., Inc. for which a fee of $22,000 plus expenses will be paid. Merrill Lynch will reimburse brokers, including MLPF&S, and other nominees for costs incurred by them in mailing soliciting materials to the beneficial owners of the Common Stock in accordance with the rules of the NYSE.

The accounting firm of Deloitte & Touche LLP has been selected by the Board of Directors, upon the recommendation of the Audit and Finance Committee of the Board of Directors, as the independent public accountants of Merrill Lynch and its subsidiaries during the 1998 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to answer stockholders' questions.

                             ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Each class serves for a three-year term and one class of directors is elected each year.

The Board of Directors proposes the election as directors of the five persons named below under Nominees for Election to the Board of Directors. These persons are to hold office for a term of three years ending in 2001. The remaining nine directors named below will continue to serve in accordance with their previous elections. The biographical information presented for the director nominees and for the directors continuing in office is based upon information received from the nominees and directors. Unless otherwise indicated, the offices listed are offices of Merrill Lynch.

It is intended that shares of Common Stock represented by proxies received in response to this Proxy Statement will be voted FOR the election of the nominees listed below unless otherwise directed by stockholders in their proxies. While it is not anticipated that any of the nominees will be unable to take office, if that is the case, such shares will be voted in favor of such other person or persons proposed by the Board of Directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                    FOR A THREE-YEAR TERM EXPIRING IN 2001

HERBERT M. ALLISON, JR. (54)                                DIRECTOR SINCE 1997

 President and Chief Operating Officer since April 1997; Executive Vice
  President, Corporate and Institutional Client Group from January 1995 to April 1997; Executive Vice President, Investment Banking Group from May 1993 to January 1995; Executive Vice President, Finance and Administration from October 1990 to April 1993.

EARLE H. HARBISON, JR. (69)                                 DIRECTOR SINCE 1987

 Chairman of the Board of Harbison Corporation, a manufacturer of molded plastic products, since September 1993; Chairman of the Executive Committee of Monsanto Company ("Monsanto"), a provider of chemical and agricultural products, pharmaceuticals, sweeteners, industrial process controls, and man-made fibers, from January 1993 to August 1993; President and Chief Operating Officer of Monsanto from May 1986 to December 1992. Mr. Harbison serves as a director of Harbison Corporation, Angelica Corporation, Mutual of America, National Life Insurance Company, and RightCHOICE Managed Care, Inc.

WILLIAM R. HOOVER (68)                                      DIRECTOR SINCE 1995

 Chairman of the Executive Committee of Computer Sciences Corporation ("CSC"), a provider of information technology consulting, systems integration and outsourcing to industry and government, since March 1997 and Consultant since March 1995; Chairman of the Board of CSC from November 1972 to March 1997; President of CSC from November 1969 to March 1995; Chief Executive Officer of CSC from November 1972 until March 1995. Mr. Hoover serves as a director of CSC, Eltron International, Inc., Rofin-Sinar Technologies Inc., and Storage Technology Corporation.

ROBERT P. LUCIANO (64)                                      DIRECTOR SINCE 1989

 Chairman of the Board of Schering-Plough Corporation, a health and personal care products company, since January 1984; Chief Executive Officer of Schering-Plough Corporation from February 1982 to January 1996. Mr. Luciano serves as a director of Schering-Plough Corporation, AlliedSignal Inc., and
  C. R. Bard, Inc.

DAVID K. NEWBIGGING (64)                                    DIRECTOR SINCE 1996

 Chairman of the Board of Equitas Holdings Limited, the parent company of a group of reinsurance companies, since 1995; Chairman of the Board and Senior Managing Director of Jardine, Matheson & Co. Limited, a Hong Kong-based international trading, industrial and financial services group, from 1975 to 1983; Chairman of the Board of Rentokil Group PLC, an international support services group based in the United Kingdom, from 1987 to 1994. Mr. Newbigging serves as the Chairman of Faupel Trading Group PLC, the Deputy Chairman of Friends' Provident Life Office and Benchmark Group PLC and as a director of United Meridian Corporation and Wah Kwong Shipping Holdings Ltd.

            MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

WITH TERMS EXPIRING IN 1999

JILL K. CONWAY (63)                                         DIRECTOR SINCE 1978

 Visiting Scholar, Massachusetts Institute of Technology since 1985; President of Smith College from July 1975 to June 1985. Mrs. Conway serves as a director of Allen Telecom Inc., Arthur D. Little, Inc., Colgate-Palmolive Company, and NIKE, Inc.

GEORGE B. HARVEY (66)                                       DIRECTOR SINCE 1993

 Corporate Director; Chairman of the Board of Pitney Bowes Inc., a provider of mailing, office and logistics systems and management and financial services, from 1981 to December 1996; President and Chief Executive Officer of Pitney Bowes Inc. from 1983 to May 1996. Mr. Harvey serves as a director of Massachusetts Mutual Life Insurance Company, The McGraw-Hill Companies, Inc., and Pfizer Inc.

DAVID H. KOMANSKY (58)                                      DIRECTOR SINCE 1995

 Chairman of the Board since April 1997; Chief Executive Officer since
  December 1996; President and Chief Operating Officer from January 1995 to April 1997; Executive Vice President, Debt and Equity Markets Group from May 1993 to January 1995; Executive Vice President, Debt Markets Group from June 1992 to April 1993.

JOHN L. STEFFENS (56)                                       DIRECTOR SINCE 1997

 Vice Chairman of the Board and Head of U.S. Private Client Group since April
  1997; Executive Vice President, Private Client Group from October 1990 to April 1997.

WILLIAM L. WEISS (68)                                       DIRECTOR SINCE 1993

 Corporate Director; Chairman Emeritus of Ameritech Corporation ("Ameritech"), a provider of communications and information services; Chairman of the Board of Ameritech from 1983 to April 1994; Chief Executive Officer of Ameritech from 1983 to December 1993. Mr. Weiss serves as a director of Abbott Laboratories, The Quaker Oats Company, and Tenneco Inc.

WITH TERMS EXPIRING IN 2000

W.H. CLARK (65)                                             DIRECTOR SINCE 1995

 Corporate Director; Chairman of the Board of Nalco Chemical Company
  ("Nalco"), a producer of specialty chemicals, from 1984 to 1994; Chief Executive Officer of Nalco from 1982 to 1994; President of Nalco from 1984 to 1990. Mr. Clark serves as a director of Bethlehem Steel Corporation, Fort James Corporation, Millenium Chemicals Inc., NICOR Inc., Ultramar Diamond Shamrock Corporation, and USG Corporation.

STEPHEN L. HAMMERMAN (60)                                   DIRECTOR SINCE 1985

 Vice Chairman of the Board since April 1992; General Counsel since October
  1984; General Counsel of MLPF&S from March 1981 to June 1996.

AULANA L. PETERS (56)                                       DIRECTOR SINCE 1994

 Partner in the law firm of Gibson, Dunn & Crutcher since 1988 and from 1980 to 1984; Commissioner of the U.S. Securities and Exchange Commission from 1984 to 1988. Mrs. Peters serves as a director of Callaway Golf Company, Minnesota Mining and Manufacturing Company (3M), Mobil Corporation, and Northrop Grumman Corporation.

JOHN J. PHELAN, JR. (66)                                    DIRECTOR SINCE 1991

 Corporate Director; Senior Adviser to the Boston Consulting Group since
  October 1992; Member of the Council on Foreign Relations since 1988; President of the International Federation of Stock Exchanges from January 1991 to January 1993; Chairman and Chief Executive Officer of New York Stock Exchange, Inc. from May 1984 to December 1990. Mr. Phelan serves as a director of Eastman Kodak Company, Metropolitan Life Insurance Company, and Sonat Inc.

                             ---------------------

William O. Bourke, age 70, has served as a director since 1987 and will continue to serve as a director until after the Annual Meeting. Mr. Bourke was Chairman of the Board of Reynolds Metals Company, a producer of aluminum products, from April 1988 to May 1992 and Chief Executive Officer of that company from April 1986 to May 1992. Mr. Bourke also serves as a director of Sonat Inc.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the 1997 fiscal year, the Board of Directors met nine times.

In addition to an Executive Committee, the Merrill Lynch Board of Directors has standing Audit and Finance, Management Development and Compensation, and Nominating Committees.

The Audit and Finance Committee is comprised of Mr. Bourke, its Chairman, Messrs. Clark, Harvey, Hoover and Newbigging, and Mrs. Peters. This committee held seven meetings during the 1997 fiscal year. This committee performs the following functions, among others: monitoring Merrill Lynch's system of internal accounting controls and overseeing and evaluating the internal audit function; recommending the appointment and monitoring the performance, independence, and fees of Merrill Lynch's independent public accountants and monitoring the professional services they provide; reviewing the scope of the annual audit with the independent public accountants and reviewing their reports with management; reviewing Merrill Lynch's annual consolidated financial statements; overseeing Merrill Lynch's corporate funding policy, securities offerings, financial commitments and related policies; and monitoring compliance with risk management and compliance policies and procedures.

The Management Development and Compensation Committee is comprised of Mrs. Conway, its Chairwoman, and Messrs. Harbison, Luciano, Phelan and Weiss. This committee held nine meetings during the 1997 fiscal year. This committee performs the following functions, among others: reviewing and recommending employee compensation programs, policies, and practices, including salary, cash incentive, long-term incentive compensation, stock purchase, retirement, and health and welfare programs; making grants under the Merrill Lynch Long-Term Incentive Compensation Plan and other stock-based compensation plans; discharging the responsibilities described below under the caption Management Development and Compensation Committee Report on Executive Compensation; and reviewing management development programs and executive succession plans.

The Nominating Committee is comprised of Mr. Harbison, its Chairman, Mrs. Conway, and Mr. Luciano (who are voting members) and Mr. Komansky (who is a non-voting member). This committee did not meet during the 1997 fiscal year but did conduct discussions over the course of the year. This committee performs the following functions: identifying potential candidates to serve on the Board of Directors with a view toward a desirable balance of expertise among Board members and making recommendations to the Board relating to the membership of committees of the Board and nominees to fill vacancies on the Board. The Nominating Committee will consider nominees recommended by stockholders. Those wishing to submit recommendations for the 1999 Annual Meeting of Stockholders should write to Gregory T. Russo, Secretary, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, NY 10080-6512.

           BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains certain information regarding beneficial ownership of Common Stock and Common Stock-linked units by each director, director nominee, and executive officer named in the Summary Compensation Table herein as well as by all current directors and executive officers as a group. All information is provided as of February 24, 1998.

                                                                    COMMON STOCK
                                             COMMON STOCK(1)          UNITS(2)
                                             ---------------        ------------
Herbert M. Allison, Jr. ....................    1,810,228(3)(4)        33,304
William O. Bourke ..........................       10,226(4)              679
W.H. Clark .................................        5,154               1,697
Jill K. Conway .............................        7,839               1,697
Thomas W. Davis ............................      504,401(3)           33,322
Stephen L. Hammerman .......................    1,196,445(3)(5)        22,776
Earle H. Harbison, Jr. .....................        7,093(4)            1,017
George B. Harvey ...........................        7,081               1,697
William R. Hoover ..........................        5,290               1,697
David H. Komansky ..........................    1,910,159(3)           43,846
Robert P. Luciano ..........................        8,971               1,697
David K. Newbigging ........................        5,981               2,434
E. Stanley O'Neal ..........................      250,004(3)           32,188
Aulana L. Peters ...........................        2,978               6,333
John J. Phelan, Jr. ........................        8,971               1,697
John L. Steffens ...........................    2,111,376(3)           31,480
William L. Weiss ...........................        5,572               1,357
All Merrill Lynch directors and executive
 officers as a group .......................   11,368,143(3)(4)(5)    310,131

----------------

(1) All nominees, directors, and executive officers have sole investment power and sole voting power over all shares of Common Stock listed, except as indicated in notes 3, 4, and 5 below. No individual director, director nominee, or executive officer beneficially owned in excess of 1% of the outstanding Common Stock. The group consisting of all directors and executive officers of Merrill Lynch beneficially owned approximately 3.3% of the outstanding Common Stock.

   The beneficial ownership information shown in this table for the following individuals and for the group consisting of all directors and executive officers of Merrill Lynch includes the indicated number of shares of Common Stock deliverable at the end of the deferral period applicable to Deferred Stock Units issued under the Merrill Lynch Deferred Unit and Stock Unit Plan for Non-Employee Directors and applicable to Stock Units issued under the Merrill Lynch Program for Deferral of Stock Option Gains for a Select Group of Eligible Employees: Mr. Komansky (104,092); Mr. Allison (138,790); Mr. Bourke (226); Mrs. Conway (1,131); Mr. Harbison (453); Mr.
   Luciano (1,131); Mr. Newbigging (1,481); Mr. Phelan (1,131); and all directors and executive officers of Merrill Lynch as a group (248,435). These shares are not included for the purpose of calculating the percentages set forth in the first paragraph of this note 1 as they cannot be acquired within 60 days of February 24, 1998.

  Footnotes to Directors and Executive Officers Beneficial Ownership Table

(2) Consists of units linked to the value of the Common Stock but payable in cash at the end of a restricted or deferral period, including Restricted Units issued under the Merrill Lynch Long-Term Incentive Compensation Plan, Deferred Stock Units issued under the Merrill Lynch Deferred Unit and Stock Unit Plan for Non-Employee Directors, and Stock Units issued under both the Merrill Lynch Fee Deferral Plan for Non-Employee Directors and under the Merrill Lynch Program for Deferral of Stock Option Gains for a Select Group of Eligible Employees.

(3) The beneficial ownership information in the table shown for the following individuals and for the group consisting of all directors and executive officers of Merrill Lynch includes the indicated number of shares of Common Stock that may be purchased upon the exercise (presently or within 60 days of February 24, 1998) of stock options granted under the Merrill Lynch Long-Term Incentive Compensation Plan: Mr. Allison (1,275,120); Mr. Davis (252,298); Mr. Hammerman (807,936); Mr. Komansky (1,328,072); Mr. O'Neal
   (165,800); and Mr. Steffens (1,128,240); and all directors and executive officers of Merrill Lynch as a group (7,120,646).

(4) The beneficial ownership information shown for Messrs. Allison, Bourke, and Harbison excludes shares held by the wives of these individuals (13,800 shares in the case of Mr. Allison, 400 shares in the case of Mr. Bourke, and 4,000 shares in the case of Mr. Harbison). Each has expressly disclaimed beneficial ownership of the shares held by his wife. Beneficial ownership for the group consisting of all directors and executive officers of Merrill Lynch excludes these amounts and excludes 4,728 shares held by the wife of an executive officer as to which such officer has expressly disclaimed beneficial ownership.

(5) The beneficial ownership information shown for Mr. Hammerman includes 36,000 shares held in trusts as to which Mr. Hammerman has shared voting and investment power. The beneficial ownership information shown for the group consisting of all directors and executive officers of Merrill Lynch reflects these above-mentioned shares and also includes the following shares: 2,069 shares held by charitable foundations as to which an executive officer has shared voting and investment power; 2,832 shares held in custodial accounts as to which an executive officer has sole voting and investment power; 2,400 shares held in custodial accounts as to which this same executive officer has shared voting and investment power; and 3,600 shares as to which an executive officer has sole voting and investment power pursuant to a power-of-attorney.

                            MERRILL LYNCH PROPOSAL

           AMENDMENT TO MERRILL LYNCH'S CERTIFICATE OF INCORPORATION

The Board of Directors recommends the adoption by the stockholders of an amendment to Article IV of Merrill Lynch's Certificate of Incorporation to increase the number of shares of Common Stock that may be issued to 1,000,000,000 shares (the "Proposed Amendment"). The Certificate of Incorporation presently authorizes the issuance of 525,000,000 shares, of which 500,000,000 shares may be Common Stock, having a par value of $1.33 1/3 per share, and 25,000,000 shares may be Preferred Stock, having a par value of $1.00 per share.

Although Merrill Lynch has no present understandings, agreements, or specific plans concerning the issuance of any of the additional shares to be authorized by the Proposed Amendment, the Board of Directors believes it to be in the best interests of Merrill Lynch, and has therefore proposed and declared advisable, that the Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock, par value $1.33 1/3 per share, to 1,000,000,000 shares and, consequently, to increase the total number of shares of capital stock to 1,025,000,000. The Board has directed that this amendment be submitted to a vote of stockholders at the Annual Meeting.

Of the share capital currently authorized, 342,397,704 shares of Common Stock and 42,500 shares of Preferred Stock were outstanding on February 24, 1998.

The Board of Directors believes that the increase in Merrill Lynch's authorized shares of Common Stock will provide for flexibility in future planning, including for future capital-raising activities. If the Certificate of Incorporation is amended, the additional shares will be available for issuance to obtain funds for present and future operations, for use in connection with acquisitions of businesses or properties, for issuance in connection with stock dividends or "stock splits", and for any other proper corporate purpose. The Board of Directors does not intend to seek further stockholder approval prior to the issuance of any additional shares in future transactions unless required by law, by Merrill Lynch's Certificate of Incorporation, by the rules of any stock exchange on which the Common Stock may be listed, or unless Merrill Lynch deems it advisable to do so. Common Stock would only be issued if the Board of Directors makes the determination that such issuance would be favorable to, and in the best interests of, Merrill Lynch and its stockholders. Any issuance of additional shares of Common Stock of Merrill Lynch could dilute the equity of the outstanding shares of Common Stock.

The newly authorized shares of Common Stock will have voting and other rights identical to those of the currently authorized shares of Common Stock. Under Merrill Lynch's Certificate of Incorporation, holders of Common Stock do not have preemptive rights.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THIS PROPOSED AMENDMENT.

                             STOCKHOLDER PROPOSAL

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, holding 400 shares of Common Stock, has given notice of her intention to propose the following resolution at the Annual Meeting:

  RESOLVED: "That the stockholders of Merrill Lynch, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

The following statement has been submitted by Mrs. Davis in support of the resolution:

  REASONS: "Many states have mandatory cumulative voting, so do National
  Banks."

  "In addition, many corporations have adopted cumulative voting."

  "Last year the owners of 57,211,470* shares, representing approximately 22.5% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

                             ---------------------

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

This proposal, which has been submitted by this proponent to Merrill Lynch's Annual Meetings of Stockholders for the thirteenth time, has been consistently opposed by the Board of Directors and has been defeated by stockholders by a substantial majority of the votes cast on each occasion.

As previously discussed in past statements in opposition, the Board of Directors opposes this proposal because it believes that it is contrary to the best interests of all of the stockholders. Under the General Corporation Law of Delaware, Merrill Lynch's state of incorporation, the general rule is that each director must be elected by a plurality of the votes of the shares present in person or represented by proxy. Cumulative voting is permissible only if specifically provided for in a corporation's certificate of incorporation. Many public companies, including a substantial majority of the thirty companies included in the Dow Jones Industrial Average, do not provide for cumulative voting.

The Board of Directors believes that the current method of voting at stockholders' meetings that is based on plurality of the votes cast better serves the interests of the stockholders of Merrill Lynch as a whole. The election of directors by plurality vote is consistent with the view that a board of directors is accountable to stockholders generally.

--------
* Adjusted for the two-for-one Common Stock split, effected in the form of a 100% stock dividend, paid on May 30, 1997.

In contrast, cumulative voting may enhance the ability of those seeking to support a special interest group to elect one or more directors representing the interests of that group. Any directors so elected may view themselves as representatives of the special interest group that elected them and under an obligation to represent that group's interests, regardless of whether the furtherance of those interests would benefit all stockholders generally. This could tend to promote adherence to more narrow interests rather than those of stockholders at large.

In addition, the use of cumulative voting and the resulting election of directors who represent particular groups of stockholders may create a risk of promoting factionalism among members of the Board of Directors and may, therefore, undermine their ability to work together effectively. In its September 1997 Statement on Corporate Governance, The Business Roundtable reported that the adoption of cumulative voting is generally not recommended for large publicly-owned corporations because of the concerns of promoting special interests and the potential for factionalism. It is for these reasons that the Board of Directors regards the proposed change in voting method as being contrary to the best interests of Merrill Lynch stockholders.

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

                       REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION OVERVIEW

Merrill Lynch is a leader in an industry characterized by intense competition for clients, market share and executive talent. To build on its past success and uphold its status as a world-class company, Merrill Lynch must rely on leaders who possess the ability to excel in the current environment of industry consolidation and market globalization. To attract, retain and motivate this caliber of leader, Merrill Lynch's executive compensation program is designed to provide strong incentives to achieve levels of results that create superior shareholder value. This link between company performance and shareholder value is made explicit in the compensation program by varying the annual cash incentive award (cash bonus) and the stock-based incentive award (stock bonus) of executives directly with changes in Merrill Lynch's financial results.

POLICIES AND PROCESS

 GENERAL

On behalf of the Board of Directors, the Management Development and Compensation Committee (the "MDCC") oversees all executive officer compensation programs and plans, including the determination and approval of base salaries, cash bonuses and stock-based bonuses. The MDCC is comprised of five directors who have never been employees of Merrill Lynch and who are not eligible to participate in any of the MDCC-administered compensation programs or plans.

Each year, the MDCC conducts a broad review of Merrill Lynch's executive compensation programs to ensure that they are aligned with Merrill Lynch's long-term strategic and financial goals, annual financial plans, and other short-term objectives. As part of this review, the MDCC assesses the impact of changes in laws and regulations on the compensation programs for executive officers. The MDCC has access to advice and counsel from independent third parties. The MDCC also reviews executive management compensation with the other non-employee members of the Board of Directors.

 TOTAL COMPENSATION

The three elements of total compensation for Merrill Lynch executives are base salary, cash bonus, and stock bonus. The MDCC has balanced these components of executive pay to provide Merrill Lynch's top executives with a powerful incentive to maximize the long-term shareholder value of Merrill Lynch.

 BASE SALARIES

The MDCC typically reviews executive officer base salaries every three to four years based on factors determined at that time. In consideration of significant executive officer succession changes, salaries were reviewed by the MDCC for 1997. Salary increases were recommended by the MDCC to, and were approved by, the Board of Directors effective April 15, 1997. Base salary adjustments were made for those executives who experienced significant changes in responsibilities. These adjustments to base salaries were made within the context of the total compensation opportunity offered to executive officers. Base salaries continue to be managed so that the principal compensation opportunity is derived from the cash bonus and stock bonus awards.

 INCENTIVE COMPENSATION

Merrill Lynch's incentive awards to executive officers are based on a shareholder-approved formula that complies with the regulations of the Internal Revenue Service regarding the tax deductibility of executive compensation in excess of $1 million. This performance goal formula is used to determine the annual cash bonus and stock bonus of the Chief Executive Officer (the "CEO") by increasing or decreasing the prior year's cash and stock bonus formula amounts by the average year over year percentage change in Merrill Lynch's Net Income and Return on Equity ("ROE"). The cash bonus and stock bonus formula amounts for all other executive officers are established as a percentage of the CEO's formula bonus amounts. These percentages, 80% for the Chief Operating Officer (the "COO") and 70% for other executive officers, reflect the relative responsibility and accountability of these individuals in relation to that of the CEO. This approach provides an incentive for executives to work towards both a high return on stockholders' equity and growth in profits.

The MDCC retains the discretion to determine actual awards that are less than the formula amounts for each executive based on an assessment of each executive's performance. Performance factors taken into consideration include: contribution to financial results, productivity, expense and risk control, product innovation, quality of client service, management development, succession planning, workforce diversity, and strategic planning. The MDCC also considers the extent to which individuals take a leadership role in exemplifying and fostering Merrill Lynch's principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship, and Integrity. These factors are considered collectively by the MDCC and are not weighted in any particular order of importance. Because compensation levels are based on Merrill Lynch's financial performance and the individual executive officer's performance, compensation is not targeted to specific competitive levels.

CASH BONUS. Merrill Lynch's cash bonus program provides a direct incentive for executive officers to improve the financial performance of Merrill Lynch. For the 1997 performance year, the COO received 80%, and the executive officers named in the Summary Compensation Table received between 61% and 67%, of the CEO's cash bonus formula amount.

STOCK BONUS. Stock-based incentive awards are a fundamental component of the total compensation awarded each year to members of executive management. While the amount of the stock bonus is determined based on the financial results of Merrill Lynch for the performance year, the ultimate value of the stock bonus is dependent on future stock price performance. As such, the stock bonus, which consists of restricted shares, restricted units (throughout the remainder of this report referred to as "Restricted Shares/Units") and Stock Options, aligns executive and stockholder financial interests and provides an appropriate balance between short-term goals and long-term strategic planning. The COO received 80%, and the executive officers named in the Summary Compensation Table received 65%, of the CEO's stock bonus formula amount for the 1997 performance year.

Executive officers are also eligible to participate in broad-based plans offered generally to Merrill Lynch employees, such as the 401(k) savings and investment plan, retirement plans, and various health and welfare insurance plans.

 APPROVAL PROCESS

Consistent with the executive compensation policies discussed above, the MDCC assesses the performance of the CEO and of all other executive officers and determines awards of Restricted Shares/Units and Stock Options, and approves and recommends the annual cash and stock bonuses of the CEO, COO, Vice Chairmen, and Executive Vice Presidents of Merrill Lynch to the Board of Directors for approval.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR 1997 PERFORMANCE

The 1997 performance year cash and stock bonuses for the CEO were determined in accordance with the performance goals referred to above.

Merrill Lynch's Net Income in 1997 was $1,867 million which is an 18.8% increase from $1,572 million in 1996. Merrill Lynch's ROE in 1997 was 26.8%, which is identical to the 26.8% ROE achieved in 1996. The average change in these two performance measures, rounded to the nearest whole percentage point, represents an increase of 9%. As a result, the CEO's 1996 formula cash bonus of $6,501,320 and his 1996 formula stock bonus of $3,040,940 were both increased by the 9% average change in the performance measures to produce a 1997 formula cash bonus of $7,086,439 and a 1997 formula stock bonus of $3,314,625. The MDCC awarded the CEO the full formula cash bonus and the full formula stock bonus in recognition of his contribution to Merrill Lynch's 1997 financial results as well as the other factors listed above under Incentive Compensation.

The dollar value of the stock bonus is split equally between Restricted Shares/Units and Stock Options. The actual number of Restricted Shares/Units awarded was calculated by dividing the dollar value to be paid in Restricted Shares/Units ($1,657,312) by the average fair market value ($68.77) of a share of Common Stock over the twenty business days preceding January 20, 1998, the date the MDCC met to review executive stock awards. The number of Stock Options awarded for 1997 performance was calculated by dividing the dollar value to be paid in Stock Options ($1,657,312) by the same price of Common Stock used to determine the Restricted Share/Unit grants, and multiplying the result by four. The multiple of four options to one share/unit is used because the Black-Scholes value of a Merrill Lynch Stock Option, taking into account the non-marketability of employee stock options, has over time averaged approximately 25% of the value of a share of Common Stock.

The MDCC determined Mr. Komansky's base salary for 1997 to be $700,000 effective April 15, 1997.

SUMMARY

The CEO's compensation for performance in 1997, valued using the methodology explained above when approved in January 1998, consisted of:

                                 RESTRICTED
 SALARY      ANNUAL BONUS       SHARES/UNITS*       STOCK OPTIONS*          TOTAL
 ------      ------------       -------------       --------------       -----------
 $700,000     $7,086,439         $1,657,312           $1,657,312         $11,101,063

---------------------
* The value of these awards is based on the average fair market value ($68.77) of a share of Common Stock over the twenty business days preceding January 20, 1998, the date the MDCC met to review these awards. These amounts differ from the amounts shown in the Summary Compensation Table under the column headed "Restricted Stock Awards" and from the amounts shown in the table entitled Option Grants Made in Last Fiscal Year under the column headed "Grant Date Present Value" because the amounts in those tables are required to be based on grant date Common Stock prices.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

JILL K. CONWAY, CHAIR
EARLE H. HARBISON, JR.
ROBERT P. LUCIANO
JOHN J. PHELAN, JR.
WILLIAM L. WEISS

                               ----------------

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the MDCC are named above. None of these individuals was an officer or employee of Merrill Lynch or any of its subsidiaries and no "compensation committee interlocks" existed during the 1997 fiscal year.

                   COMPENSATION TABLES AND OTHER INFORMATION

  The following tables set forth information with respect to the Chief Executive Officer and the four other most highly compensated executive officers of Merrill Lynch.

                          SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                                      COMPENSATION
                           ANNUAL COMPENSATION          AWARDS(1)
                         ------------------------ ---------------------
                                                  RESTRICTED
                                                    STOCK    SECURITIES
   NAME AND PRINCIPAL                               AWARDS   UNDERLYING    ALL OTHER
      POSITION(2)        YEAR  SALARY   BONUS(1)  (3)(4)(5)  OPTIONS(6) COMPENSATION(7)
   ------------------    ---- -------- ---------- ---------- ---------- ---------------
David H. Komansky ...... 1997 $642,424 $7,086,439 $1,524,325   96,395      $ 39,771
 Chairman of the Board
  and                    1996  500,000  5,201,056  1,250,266  118,890        73,127
 Chief Executive Officer 1995  300,000  3,715,040    969,472  935,470        42,635

Herbert M. Allison, Jr.
 ....................... 1997 $471,212 $5,669,151 $1,219,460  377,120      $ 38,621
 President and Chief     1996  400,000  4,200,000    925,039   87,970        68,607
 Operating Officer       1995  300,000  3,000,000    725,300  101,350        27,759

Thomas W. Davis......... 1997 $268,333 $4,300,000 $  988,724   62,525      $576,811
 Executive Vice
  President

E. Stanley O'Neal....... 1997 $268,333 $4,300,000 $  988,724   62,525      $ 23,383
 Executive Vice
  President

John L. Steffens........ 1997 $400,000 $4,750,000 $  988,724   62,525      $120,634
 Vice Chairman           1996  400,000  4,200,000    925,039   87,790       447,098
                         1995  400,000  2,900,000    725,300  101,350       220,761

--------
(1) Awards were made in January or February of the succeeding fiscal year for performance in the year indicated.

(2) On April 15, 1997, Mr. Komansky became Chairman of the Board, Mr. Allison became President and Chief Operating Officer, Mr. Steffens became Vice Chairman, and Messrs. Davis and O'Neal became Executive Vice Presidents. Mr. Komansky served as Chief Executive Officer for the entire fiscal year. Mr. O'Neal became Chief Financial Officer of Merrill Lynch effective March 1, 1998. No 1995 or 1996 compensation information is reported for Messrs. Davis and O'Neal because they were not executive officers in these years.

(3) Awards were split equally between Restricted Shares and Restricted Units. All awards have been valued for this table using closing prices of Common Stock on the Consolidated Transaction Reporting System on the dates of grant of such awards; the closing price on the last trading day prior to February 1, 1998, the effective date of the grant for performance in 1997, was $63.25. All Restricted Shares and Restricted Units vest three years following grant and the Restricted Shares are restricted from transferability for an additional two years after vesting. Restricted Shares are shares of Common Stock that convey to the holder all the rights of a stockholder except that they

Footnotes to Summary Compensation Table Continued

  are restricted from being sold, transferred, or assigned for a period of time after they are granted. Restricted Units are similar to Restricted Shares but are payable in cash at the end of the three-year vesting period and do not convey voting rights.

(4) During the applicable vesting and/or restricted periods, dividends are paid on Restricted Shares and dividend equivalents are paid on Restricted Units. Such dividends and dividend equivalents are equal in amount to the dividends paid on shares of Common Stock.

(5) The number and value of Restricted Shares and Restricted Units held by executive officers named in the table as of December 26, 1997 are as follows: Mr. Komansky (48,598 shares and 48,596 units--$6,584,894); Mr. Allison (40,468 shares and 40,464 units--$5,483,143); Mr. Davis (48,608 shares and 48,606 units--$6,586,249); Mr. O'Neal (41,534 shares and 41,532 units--$5,627,722); and Mr. Steffens (40,468 shares and 40,464 units-- $5,483,143). These amounts do not include Restricted Shares and Restricted Units awarded in 1998 for performance in fiscal year 1997.

(6) In the case of Mr. Allison, the 1997 amount includes a grant of 300,000 Stock Options made by the MDCC to recognize Mr. Allison's increased accountability for creating shareholder value following his appointment as President and Chief Operating Officer on April 15, 1997.

(7) Amounts shown for 1997 consist of the following: (i) contributions made in 1997 by Merrill Lynch to accounts of employees under the Merrill Lynch 401(k) Savings & Investment Plan (including, where applicable, cash payments made because of limitations imposed by the Internal Revenue Code)--Mr. Komansky ($1,500); Mr. Allison ($1,500); Mr. Davis ($1,500); and Mr.
  Steffens ($1,500); (ii) allocations made in 1997 by Merrill Lynch to accounts of employees under the defined contribution retirement program--Mr. Komansky ($33,021); Mr. Allison ($33,021); Mr. Davis ($21,013); Mr. O'Neal
  ($12,008); and Mr. Steffens ($36,023); and (iii) distributions received in 1997 on investments by the named executives of their own personal funds in Merrill Lynch-sponsored employee partnerships--Mr. Komansky ($5,250); Mr. Allison ($4,100); Mr. Davis ($554,298); Mr. O'Neal ($11,375); and Mr.
  Steffens ($83,111).

               STOCK OPTION GRANTS MADE IN LAST FISCAL YEAR(1)

                          NUMBER OF       % OF TOTAL
                          SECURITIES       OPTIONS    EXERCISE
                          UNDERLYING      GRANTED TO   PRICE              GRANT DATE
                           OPTIONS       EMPLOYEES IN   PER    EXPIRATION  PRESENT
          NAME             GRANTED       FISCAL YEAR   SHARE   DATE(2)     VALUE(3)
          ----            ----------     ------------ -------- ---------- ----------
David H. Komansky.......    96,395           0.8%      $62.00  1/26/2008  $1,929,880
Herbert M. Allison, Jr..    77,120           0.6        62.00  1/26/2008   1,543,984
                           300,000(4)        2.4        62.00  1/26/2008   6,006,161
Thomas W. Davis.........    62,525           0.5        62.00  1/26/2008   1,251,784
E. Stanley O'Neal.......    62,525           0.5        62.00  1/26/2008   1,251,784
John L. Steffens........    62,525           0.5        62.00  1/26/2008   1,251,784

--------
(1) Includes awards made in January 1998 for performance in 1997. Awards made in January 1997 for performance in 1996 are excluded (which awards, for Messrs. Komansky, Allison, and Steffens, were reflected in Merrill Lynch's 1997 Proxy Statement).
(2) All Stock Options are exercisable as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years, and 100% after five years.
(3) Valued using a modified Black-Scholes option pricing model. The exercise price of each Stock Option ($62.00) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of Common Stock on January 26, 1998, the date of grant. The assumptions used for the variables in the model were: 28.03% volatility (which is the volatility of the Common Stock for the 36 months preceding grant); a 5.81% risk-free rate of return (which is the yield as of the date of grant on a U.S. Treasury Strip (zero-coupon bond) maturing in February 2008, as quoted in The Wall Street Journal); a 1.29% dividend yield (which was the dividend yield on the date of grant); and a 10-year option term (which is the term of the option when granted). A discount of 25% was applied to the option value yielded by the model to reflect the non-marketability of employee stock options. The actual gain that executives will realize on their Stock Options will depend on the future price of the Common Stock and cannot be accurately forecast by application of an option pricing model.
(4) This grant was made by the MDCC to recognize Mr. Allison's increased accountability for creating shareholder value following his appointment as President and Chief Operating Officer on April 15, 1997.

          AGGREGATED STOCK OPTION EXERCISES MADE IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END STOCK OPTION VALUES


                                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                           SHARES                     OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                         ACQUIRED ON    VALUE         ------------------------------  -------------------------
          NAME            EXERCISE    REALIZED        EXERCISABLE     UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
          ----           ----------- -----------      --------------  --------------  ----------- -------------
David H. Komansky ......   220,000   $14,398,750(2)      1,048,963        969,105     $55,654,171  $38,528,146
Herbert M. Allison, Jr..   160,000     9,727,500(2)      1,169,019        270,889      66,845,317   10,683,840
Thomas W. Davis.........         0             0           196,994        164,826       9,825,311    6,224,483
E. Stanley O'Neal.......         0             0           122,594        144,598       6,117,109    5,317,206
John L. Steffens........         0             0         1,022,139        270,889      57,527,387   10,683,840

--------
(1) This valuation represents the difference between $67.75, the closing price on December 26, 1997 on the Consolidated Transaction Reporting System of a share of Common Stock, and the exercise prices of these Stock Options.
(2) This valuation represents the difference between the average of the high and low prices on the Consolidated Transaction Reporting System on the date of exercise of a share of Common Stock, and the exercise prices of the Stock Options exercised. Mr. Komansky and Mr. Allison have elected to defer the gain received upon the exercise of certain Stock Options (net of shares withheld for taxes) pursuant to the Merrill Lynch Program for Deferral of Stock Option Gains for a Select Group of Eligible Employees and continue to hold 104,092 and 138,790 Stock Units, respectively, which are payable in Common Stock.

PENSION PLAN ANNUITY

In 1988, the Merrill Lynch defined benefit pension plan (the "Pension Plan") was terminated, and a group annuity contract to pay the Pension Plan benefits to the vested participants was purchased from Metropolitan Life Insurance Company with a portion of the terminated Pension Plan trust assets. This annuity is payable at normal retirement (generally age 65) or at an early retirement age in a reduced amount. Merrill Lynch participates in the actuarial experience and investment performance of these annuity assets under an agreement with Metropolitan Life Insurance Company.

Under the arrangement described above, the executive officers named in the Summary Compensation Table will be eligible to receive an annuity upon retirement. Those retiring at age 65 with at least 10 years of Pension Plan participation will receive up to the annual statutory maximum applicable to the year in which the annuity payments are made, which, during 1998, is $121,333 (for those born between 1938 and 1954). These limits are adjusted periodically by the Internal Revenue Service for increases in the cost of living. The compounded annual growth rate of these cost of living increases has been 3.4% since 1988, the year indexing began. Effective for 1995 and later years, however, the cost of living adjustment calculation is subject to rounding rules. The annuity payments, if payable as straight life annuities, will not exceed the following annual amounts for the following executive officers: Mr. Komansky ($103,655); Mr. Allison ($81,543); Mr. Davis ($85,015);
Mr. O'Neal ($5,679); and Mr. Steffens ($227,963). These amounts reflect an offset for estimated social security benefits in accordance with the provisions of the terminated Pension Plan.

SUPPLEMENTAL ANNUITY AGREEMENT

Merrill Lynch has entered into an annuity agreement with Mr. Komansky, effective January 27, 1997, to provide for supplemental defined benefit annuity payments to him and his surviving spouse. Estimated amounts payable to Mr. Komansky (when combined with retirement benefits from other sources described in the paragraph below), assuming payment in the form of a straight life annuity upon retirement at age 60 or thereafter, can be calculated using the following table based on his highest consecutive five-year average compensation and his years of service:

    HIGHEST
 CONSECUTIVE 5-                                        YEARS OF SERVICE
  YEAR AVERAGE                                 --------------------------------
  COMPENSATION                                     29         32         36
 --------------                                ---------- ---------- ----------
$3,250,000.................................... $1,178,125 $1,300,000 $1,462,500
 3,750,000....................................  1,359,375  1,500,000  1,620,000
 4,250,000....................................  1,540,625  1,620,000  1,620,000
 4,750,000....................................  1,620,000  1,620,000  1,620,000
 5,250,000....................................  1,620,000  1,620,000  1,620,000

As of December 26, 1997, Mr. Komansky's highest consecutive five-year average compensation was approximately $3.8 million and he had approximately 29 years of service. The annuity is payable if Mr. Komansky retires at the age of 60 or thereafter or dies while employed by Merrill Lynch. The annual amount of his annuity will be equal to 1.25% of his highest consecutive five-year average compensation (excluding stock-based compensation and certain non-recurring cash compensation awards) multiplied by years of service up to age 65, as reduced by Mr. Komansky's Pension Plan annuity described above and the combined annuity value at retirement of his account balances attributable to Merrill Lynch contributions to the Merrill Lynch 401(k) Savings & Investment Plan and the Retirement Accumulation Plan, and to the allocations under the ESOP and as further reduced by 50% of the annual social security retirement benefit amount he would receive upon retirement at age 65. The amount of his annuity, however, together with the combined annuity value described above, cannot exceed $1,620,000 if payable as a straight life annuity or a 10-year certain and life annuity, or $1,370,000 if payable as a 50% or 100% joint and survivor life annuity, in each case subject to a semi-annual adjustment for inflation until commencement of payment. The payment will be made monthly in the form of a life annuity or, subject to reductions, a 10-year certain and life annuity, or a 50% or 100% joint and survivor life annuity. The survivor benefits, if applicable, are payable only to a spousal beneficiary.

SEVERANCE AGREEMENTS

Merrill Lynch has severance agreements with certain members of executive and senior management. These agreements provide for payments and other benefits if there is a Change in Control (as defined below) of Merrill Lynch, and the employee's employment is subsequently terminated by Merrill Lynch or its successor without "Cause" or by the employee for "Good Reason", including a detrimental change in responsibilities or a reduction in salary or benefits. The term of each agreement does not exceed three years, which term is automatically extended each year for an additional year until notice to the contrary is given to the employee. Under each agreement, the employee will receive a lump sum payment equal to the lesser of 2.99 times the employee's average annual W-2 compensation for the five years immediately preceding the year of the termination of employment or 2.99 times the employee's average annual salary, bonus, and the grant value of stock-based compensation for the five years immediately preceding the year of the termination of employment. The employee shall also receive: (i) a lump sum payment approximating the value of life, disability, accident, and medical insurance benefits for 24 months after termination of employment, and an amount sufficient to cover any income taxes payable thereon; (ii) a lump sum payment equal to the retirement contribution, and an amount sufficient to cover any income taxes payable thereon, that the employee would have been eligible to receive from Merrill Lynch under the terms of the Merrill Lynch retirement program (which consists of the Retirement Accumulation Plan and the ESOP, and any applicable Merrill Lynch contributions to the Merrill Lynch 401(k) Savings & Investment Plan, or any successor program or plan that may be in effect at the time of the Change in Control), such amount to be determined as if the employee were fully vested thereunder and had continued after the date of termination to be employed for an additional 24 months at the employee's highest annual rate of compensation during the 12 months immediately preceding the date of termination for purposes of determining the basic contributions and any applicable supplemental contributions; and (iii) any legal fees and expenses incurred as a result of the employee's termination of employment.

Under the terms of the agreements, a "Change in Control" of Merrill Lynch means: (i) any change in control of a nature required to be reported under the SEC's proxy rules; (ii) the acquisition by any person of the beneficial ownership of securities representing 30% or more of the combined voting power of Merrill Lynch's then outstanding voting securities; (iii) a change in the composition of the Board of Directors such that, within a period of two consecutive years, individuals who at the beginning of such two-year period constituted the Board of Directors and any new directors elected or nominated by at least 3/4 of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board of Directors; or (iv) the liquidation of all or substantially all of the assets of Merrill Lynch. In addition, if Merrill Lynch enters into an agreement, the consummation of which would result in a Change in Control, then a Change in Control shall be deemed to have occurred with respect to any participant's termination without "Cause" or for "Good Reason" occurring after the execution of such agreement and, if such agreement expires or is terminated prior to consummation of the Change in Control, before such expiration or termination.

Subject to certain limitations contained in the severance agreements, any payments thereunder would be in addition to amounts payable under certain stock-based plans, including the Merrill Lynch Long-Term Incentive Compensation Plan which, in the event of a Change in Control (as defined in that agreement), provide for early vesting and payment if an employee is terminated without cause or leaves for good reason.

                           COMPENSATION OF DIRECTORS

Those Merrill Lynch directors who are not full-time employees of Merrill Lynch or an affiliated corporation receive monthly cash payments at a rate of $35,000 per year in base compensation and receive transportation to meetings or reimbursement of reasonable travel expenses incurred to attend the meetings. In addition, non-employee directors receive $15,000 per year for service as members, and $25,000 per year for acting as chairperson, of the Audit and Finance Committee and the MDCC. The director chairing the Nominating Committee receives $6,000 per year for providing this service. The other members of the Nominating Committee receive no additional fee for being members of this Committee.

Under the Merrill Lynch Fee Deferral Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their base compensation and committee and chair fees until a specified later date or until after retirement. At the option of the participant, deferred fees (i) may be credited with a return based on the performance of selected mutual funds (or, in the case of fees deferred in 1998, a return based upon the performance of a Merrill Lynch-sponsored employee partnership) or (ii) may be represented by Common Stock equivalents that are credited with dividend equivalents equal to dividends declared on the Common Stock. All distributions under the Fee Deferral Plan are payable in cash.

Under the Merrill Lynch Non-Employee Directors' Equity Plan (the "Equity Plan"), each non-employee director who commenced service prior to October 1996 received an initial grant of restricted stock upon commencement of Board service or, in the case of directors in service at the inception of the Equity Plan, on November 4, 1992. The number of shares of restricted stock granted was based on a grant value of $50,000, provided that grants to directors scheduled to retire prior to the fifth Annual Meeting subsequent to grant were reduced proportionately. Restricted stock granted under the Equity Plan vests and becomes transferable in equal annual installments on the date of each of the five Annual Meetings subsequent to grant (or, in the case of a director scheduled to retire earlier, such lesser number of Annual Meetings remaining until retirement). Unvested shares may not be transferred, assigned, pledged, or otherwise encumbered, and if Board service ends prior to scheduled retirement for any reason other than death, unvested shares are forfeited. In all other respects, holders of restricted stock under the Equity Plan have the same rights as holders of Common Stock, including the right to vote and receive dividends. The Equity Plan was terminated in October 1996 and no further grants will be made thereunder.

The Merrill Lynch Deferred Unit and Stock Unit Plan for Non-Employee Directors (the "Unit Plan") has replaced the Equity Plan described above. The Unit Plan provides for grants of Deferred Units (representing Merrill Lynch's obligation to pay an amount in cash equal to the value of one share of Common Stock at the end of the deferral period) and Deferred Stock Units (representing Merrill Lynch's obligation to deliver one share of Common Stock at the end of the deferral period). Under the Unit Plan, each non-employee director receives an initial grant of Deferred Units and Deferred Stock Units upon commencement of Board service and additional grants of Deferred Units and Deferred Stock Units at the beginning of the month following the fifth Annual Meeting subsequent to the most recent grant of Deferred Units or Deferred Stock Units, as applicable. Directors in service at the inception of the Unit Plan received their initial Deferred Unit grants in August 1996 and receive their initial Deferred Stock Unit grants at the beginning of the month following the date that their most recent grants of restricted stock under the Equity Plan become fully vested. The grant value of each grant of Deferred Units or Deferred Stock Units is $50,000, except that grants to directors scheduled to retire prior to the fifth Annual Meeting subsequent to grant are reduced proportionately. Deferred Units and Deferred Stock Units are payable in cash and Common Stock, respectively, at the end of a five-year deferral period or upon earlier cessation of service provided that payments are prorated if Board service ends prior to scheduled retirement for any reason other than death. Participants in the Unit Plan have the option to defer payment of Deferred Units and Deferred Stock Units, and, in the case of Deferred Units, may choose to index their return after the initial five-year deferral period to the performance of selected mutual funds. Deferred Units and Deferred Stock Units are non-transferable and carry no voting rights, but they receive dividend equivalents that are credited in the form of additional Deferred Units or Deferred Stock Units, as applicable.

Each non-employee director who has served for five years (or has reached age 65 with at least one year of service), and who thereafter ceases to serve for any reason other than removal for cause, is eligible to receive a pension benefit. The beneficiary(ies) or estate of each non-employee director is entitled to receive a death benefit in the event of such director's death during his or her term. Both such benefits are based upon the annual base compensation at the time of the director's cessation of service or death (currently $35,000) plus the annual grant value of stock-based compensation for non-employee directors at the time of the director's cessation of service or death (currently $20,000), and the director's age and length of service. Although the amount and method of payment of each such benefit cannot be determined until the time of entitlement, it will not, on an annualized basis, exceed an amount equal to the sum of the annual base compensation for non-employee directors at the time of the director's cessation of service or death plus the annual grant value of stock-based compensation for non-employee directors at the time of the director's cessation of service or death.

Merrill Lynch offers comprehensive medical insurance benefits to non-employee directors and eligible family members, which are comparable to those offered to Merrill Lynch employees generally except that these benefits are provided on a non-contributory basis and with differences in deductible, coinsurance, and lifetime benefits. Merrill Lynch also offers life and business travel insurance benefits to non-employee directors.

From time to time, non-employee directors are offered the option of investing their own personal funds in certain Merrill Lynch-sponsored employee partnerships. The distributions on such investments received in 1997 by persons who were non-employee directors participating during 1997 were as follows: Earle H. Harbison, Jr. ($8,375) and Aulana L. Peters ($500).

                             CERTAIN TRANSACTIONS

Since the beginning of the 1997 fiscal year, certain directors and executive officers of Merrill Lynch and associates of such persons were, from time to time, indebted to Merrill Lynch as customers in connection with margin account loans, mortgage loans, revolving lines of credit, and other extensions of credit by Merrill Lynch's subsidiaries. These transactions were in the ordinary course of business and they were substantially on the same terms (including as to interest rates and collateral provisions) as those prevailing at the time for comparable transactions with other persons, except that for some credit products, the interest rates charged were the same as the lowest of the interest rates charged to other persons or were the same as those charged to Merrill Lynch employees. In addition, these transactions did not involve more than the normal risk of collectibility and did not present other unfavorable features. Directors, officers, and employees of Merrill Lynch are entitled to receive certain discounts or waivers of fees or commissions for products and services offered by subsidiaries of Merrill Lynch.

From time to time since the beginning of the 1997 fiscal year, Merrill Lynch and certain of its subsidiaries have engaged in transactions in the ordinary course of business with the beneficial owners of more than 5% of the outstanding shares of Common Stock, State Street and AXA-UAP and related parties, including the Equitable Companies and certain of their respective affiliates. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

Since the beginning of the 1997 fiscal year, Merrill Lynch, through certain of its subsidiaries, has from time to time performed, in the ordinary course of its business, investment banking, financial advisory, and other services for certain corporations with which certain of its directors are affiliated.

From time to time since the beginning of the 1997 fiscal year, legal services were performed by the law firm of Gibson, Dunn & Crutcher for business activities of, and litigation matters on behalf of, Merrill Lynch and its affiliates and for mutual funds advised by affiliates of Merrill Lynch. Aulana
L. Peters, a director, is a partner of this law firm.

In each of the foregoing stockholder derivative actions, damages in an unspecified amount are sought on behalf of Merrill Lynch.

The directors (other than Messrs. Clark, Hoover, and Newbigging) have been named as defendants in stockholder derivative actions, commenced on December 5, 1994 and now consolidated, purportedly brought on behalf of Merrill Lynch in the Supreme Court of the State of New York, New York County. These actions allege, among other things, breach of fiduciary duties in connection with Merrill Lynch's business activities with the Orange County Treasurer-Tax Collector. This consolidated action has been dismissed and an appeal is pending.

In stockholder derivative actions, commenced October 11, 1991 and now consolidated, purportedly brought on behalf of Merrill Lynch in the Supreme Court of the State of New York, New York County, all current directors who were also directors at the time of the transactions described in this paragraph have been named as defendants. The plaintiffs allege, among other things, breach of fiduciary duties in connection with a series of year-end securities transactions between subsidiaries of Merrill Lynch and Guarantee Security Life Insurance Company during the period from 1984 to 1988. The consolidated action has been dismissed and an appeal is pending.

                               PERFORMANCE GRAPH

The following performance graph compares the performance of the Common Stock for Merrill Lynch's last five fiscal years to that of the S&P 500 Index, the S&P Financial Index, and an index based on the common stock of the following nine companies: A.G. Edwards, Inc., Bankers Trust New York Corporation, The Bear Stearns Companies Inc., The Charles Schwab Corporation, Morgan Stanley, Dean Witter, Discover & Co., J.P. Morgan & Co. Incorporated, Lehman Brothers Holdings Inc., Paine Webber Group Inc., and The Travelers Inc. (the "Peer Group"). The graph assumes that the value of the investment in Common Stock and each of the three named indexes was $100 at December 25, 1992, and that all dividends were re-invested. Points on the graph represent the performance as of the last Friday in December of the specified year, the day of Merrill Lynch's fiscal year-end. Stock price performances shown on the graph are not necessarily indicative of future price performances.


                             [GRAPH APPEARS HERE]


                         1992     1993     1994     1995     1996     1997
                         ----     ----     ----     ----     ----     ----

      Merrill Lynch      $100     $142     $123     $180     $303     $493
      S&P 500 Index       100      110      111      152      191      240
S&P Financial Index       100      112      108      166      231      318
        Peer Group*       100      126      107      170      244      373

--------
* In 1997, Morgan Stanley Group Inc. and Salomon Inc were eliminated from the peer group shown in prior years' proxy statements as both were merged with other companies and stock price and dividend information relating to them no longer exist as of year-end 1997.

                                 OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items stated in the Notice of Annual Meeting of Stockholders. Should any other matters properly come before the Annual Meeting or any adjournment thereof, shares represented by the enclosed form of proxy, if signed and returned, will be voted in accordance with the judgment of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

In accordance with the rules of the SEC, stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of Merrill Lynch must be received by Merrill Lynch at its principal executive offices not later than November 5, 1998 in order to be included in Merrill Lynch's Proxy Statement and form of proxy relating to that meeting.

                                          By Order of the Board of Directors

                                               GREGORY T. RUSSO
                                                   Secretary

LOGO
Merrill Lynch

Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, NY 10281-1332

MERRILL LYNCH & CO., INC.       PROXY      ANNUAL MEETING-APRIL 14, 1998
        PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints David H. Komansky, Stephen L. Hammerman and
E. Stanley O'Neal, and each of them individually, as proxies, with power of substitution, to vote, as specified herein, all the shares of Common Stock of Merrill Lynch & Co., Inc. held of record by the undersigned at the close of business on February 24, 1998, at the Annual Meeting of Stockholders to be held on April 14, 1998, and at any adjournment thereof and, in their discretion, upon other matters that properly may come before the meeting.

                                 THE SHARES REPRESENTED BY THIS PROXY WILL BE
                                 VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN ON THE REVERSE OF THIS CARD. IF THIS PROXY IS SIGNED AND RETURNED WITHOUT SPECIFIC INSTRUCTIONS AS TO ANY ITEM OR ALL ITEMS, IT WILL BE VOTED FOR THE ELECTION OF 5 DIRECTORS, FOR PROPOSAL (2), AND AGAINST STOCKHOLDER PROPOSAL (3). THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN IN RESPECT OF THE SAME SHARES OF STOCK.

__________________________________________           _________________________
        (Signature of Stockholder)                              (Date)

__________________________________________           _________________________
        (Signature of Stockholder)                              (Date)

PLEASE VOTE ON THE REVERSE OF THIS CARD. Sign, date and return this card promptly using the enclosed envelope. Sign exactly as name appears above. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.

________________________________________________________________________________
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSALS (1) AND (2).
________________________________________________________________________________

 (1) The election to the Board
     of Directors of the 5 nominees
     named below for a term of 3 years

 [ ] FOR all nominees listed    [ ] WITHHOLD AUTHORITY
     (except as marked to the       to vote for all
      contrary below)               nominees listed

        Herbert M. Allison, Jr., Earle H. Harbison, Jr., William R. Hoover, Robert P. Luciano and David K. Newbigging

 (2) The amendment of the Certificate        FOR     AGAINST    ABSTAIN
     of Incorporation to increase the        [ ]       [ ]        [ ]
     authorized shares


________________________________________________________________________________
  THE BOARD OF DIRECTORS RECOMMENDS A
  VOTE AGAINST STOCKHOLDER PROPOSAL (3).
________________________________________________________________________________

 (3) Institute cumulative voting     FOR     AGAINST    ABSTAIN
                                     [ ]       [ ]        [ ]


Instruction: To withhold authority to vote for one or more individual nominees, write the name(s) of such person(s) here: ______________________________________
                                             (To be signed on the other side)